SAWTEK INC.                                                        EXHIBIT 11.1
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STATEMENT REGARDING COMPUTATIONS OF EARNINGS PER SHARE -
as reported on Form 10Q
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                                                         Three months ended
                                                             December 31,
                                                        ---------------------
                                                        1996             1995
                                                        ----             ----
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PRIMARY EARNINGS PER SHARE
Weighted average number of shares of Common
Stock outstanding                                      20,038           14,341

Net effect of dilutive  stock options  based
on the Treasury  stock method using the average
fair market value in effect for the period              1,286            2,879
                                                       ------           ------

      Total shares outstanding for Primary EPS         21,324           17,220
                                                       ======           ======

FULLY DILUTED EARNINGS PER SHARE
Weighted average number of shares of Common
Stock outstanding                                      20,038           14,341

Net effect of dilutive  stock options  based
on the Treasury  stock method using the fair
market value at the end of the period                   1,320            2,931
                                                       ------           ------

       Total shares outstanding for fully Diluted EPS  21,358           17,272
                                                       ======           ======

Net income (loss) applicable to common shareholders   $ 4,263          $(3,181)

Earnings (loss) per share:     Primary                $   .20          $( 0.18)
                               Fully Diluted          $   .20          $( 0.18)


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